FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

NOV 3 0 1999

No. C21809-96

Dean Heller
DEAN HELLER, SECRETARY OF STATE

Filing fee: Receipt #

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

Filed by:

Info.Spy.Com, Inc.
Name of Corporation

We the undersigned James Munday
President or Vice President
and James Munday of Info.Spy.Com, Inc.
Secretary or Assistant Secretary / Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 29th day of October, 1999 adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

The Name of the corporation is SyncTech.Net.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 9,546,500; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

James Munday
President or Vice President

James Munday
Secretary or Assistant Secretary

State of California
County of Orange } ss.

On 11/29/99, personally appeared before me, a Notary Public, James Munday, who acknowledged
Names of Persons Appearing and Signing Document

that they executed the above instrument.

Barbara A. Peters
Signature of Notary

(NOTARY STAMP OR SEAL)

BARBARA A. PETERS
Commission # 1185526
Notary Public - California
Orange County
My Comm. Expires May 31, 2002

11/30/1999 12:34P RA0455 FY00-000-31658